As filed with the Securities and Exchange Commission on October 20, 2025

Registration Nos.  333-288460

333-231995

333-229124

333-199223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-288460
Form S-8 Registration Statement No. 333-231995
Form S-8 Registration Statement No. 333-229124

Form S-8 Registration Statement No. 333-199223
UNDER
THE SECURITIES ACT OF 1933

VERITEX HOLDINGS, INC.

(HUNTINGTON BANCSHARES INCORPORATED, AS SUCCESSOR BY MERGER TO VERITEX HOLDINGS, INC.)

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	27-0973566 (I.R.S. Employer Identification No.)

c/o Huntington Bancshares Incorporated
as successor by merger to Veritex Holdings, Inc.

41 South High Street

Columbus, Ohio 43287

(614) 480-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan

2014 Omnibus Incentive Plan For Veritex Holdings, Inc.

Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan

Green Bancorp, Inc. 2010 Stock Option Plan

Green Bancorp, Inc. 2006 Stock Option Plan

2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.

2022 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.

2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.
(Full Title of Plans)

Marcy C. Hingst
General Counsel
Huntington Bancshares Incorporated
as successor by merger to Veritex Holdings, Inc.

41 South High Street
Columbus, Ohio 43287
(Name and address of agent for service)

(614) 480-2265
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Veritex Holdings, Inc. (the “Registrant” or “Veritex”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Veritex common stock, $0.01 par value per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.	Registration Statement on Form S-8, File No. 333-199223, filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2014, registering the offer and sale of (i) 1,000,000 Shares issuable pursuant to the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc., (ii) 63,250 Shares issuable pursuant to the Veritex Holdings, Inc. First Amended 2010 Stock Option and Equity Incentive Plan (the “2010 Plan”) and (iii) 357,500 Shares issuable pursuant to the 2010 Plan.

2.	Registration Statement on Form S-8, File No. 333-229124, filed with the Commission on January 3, 2019, registering the offer and sale of (i) 1,085,292 Shares issuable pursuant to the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan, as amended (the “Green 2014 Plan”), the Green Bancorp, Inc. 2006 Stock Option Plan and the Green Bancorp, Inc. 2010 Stock Option Plan and (ii) 507,350 Shares issuable pursuant to the Green 2014 Plan or the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc.

3.	Registration Statement on Form S-8, File No. 333-231995, filed with the Commission on June 6, 2019, registering the offer and sale of (i) 1,500,000 Shares issuable pursuant to the 2019 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. and (ii) 467,748 Shares issuable pursuant to the 2014 Omnibus Incentive Plan for Veritex Holdings, Inc.

4.	Registration Statement on Form S-8, File No. 333-288460, filed with the Commission on July 1, 2025, registering the offer and sale of (i) 750,000 Shares issuable pursuant to the 2022 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc. and (ii) 900,000 Shares issuable pursuant to the 2025 Amended and Restated Omnibus Incentive Plan for Veritex Holdings, Inc.

On July 13, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Huntington Bancshares Incorporated (“Huntington”), pursuant to which, on October 20, 2025, the Registrant merged with and into Huntington, with Huntington continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on October 20, 2025.

HUNTINGTON BANCSHARES INCORPORATED (as successor by merger to Veritex Holdings, Inc.)

By:	/s/ Marcy C. Hingst
Marcy C. Hingst
General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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